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                                                                    EXHIBIT 99.1

        MATTSON TECHNOLOGY COMPLETES DIVESTITURE OF WET PRODUCTS DIVISION TRANSACTION REINFORCES COMPANY'S STRATEGIC FOCUS ON CORE BUSINESSES

FREMONT, Calif. -- March 17, 2003 -- Mattson Technology, Inc. (NASDAQ: MTSN), a leading supplier of advanced process equipment used to manufacture semiconductors, today announced that it has completed the sale of its Wet Products Division to SCP Global Technologies, a leading wet processing equipment provider. This divestiture is part of Mattson's strategy of focusing on its enabling RTP and strip processing tools and technologies.

The transaction involves the transfer of certain subsidiaries, assets and intellectual property related to Mattson's Wet Products Division. Upon closing, SCP assumes responsibility for the operations, sales, marketing and technical support services for Mattson's former wet product lines worldwide. Mattson expects to take restructuring charges related to the divestiture in the first and second quarters of 2003.

"The completion of this transaction enhances our ability to focus our efforts and resources to continue to grow market share in RTP and further drive our technology leadership in strip processing," said David L. Dutton, chief executive officer of Mattson Technology. "RTP and strip are critical steps in IC manufacturing, and we will continue to develop and deliver innovative, enabling RTP and strip solutions to meet our customers' product and processing requirements in these areas."

This press release contains forward-looking statements regarding, among other matters, the Company's future development efforts. Forward looking statements address matters that are subject to a number of risks and uncertainties that can cause actual results to differ materially. In addition to the general risks associated with the slowdown in the semiconductor industry and development of complex technology, our future results will depend on a variety of factors, including the timing of significant orders, our ability to timely manufacture and deliver ordered products, our ability to bring new systems to market, the timing of new product releases by our competitors, our ability to reduce cost in response to market conditions, and other competitive factors. Reference is made to the Company's filings with the Securities and Exchange Commission for further discussion of risks and uncertainties regarding the Company's business. The Company assumes no obligation to update the information in this press release.

ABOUT MATTSON TECHNOLOGY, INC.

Mattson Technology, Inc. is a leading supplier of semiconductor wafer processing equipment used in "front-end" fabrication of integrated circuits. The company is a market leader in dry strip and RTP, and its products combine advanced process technology on high-productivity platforms backed by industry-leading support. Since beginning operations in 1989, the company's core vision has been to help bring technology leadership and productivity gains to semiconductor manufacturers worldwide. Headquartered in Fremont, Calif., the company maintains sales and support centers throughout the United States, Europe and Asia. For more information, please contact Mattson Technology, Inc., 2800 Bayview Drive, Fremont, Calif. 94538. Telephone: (800) MATTSON/(510) 657-5900. Fax: (510)
226-8241. Internet: www.mattson.com.